Dear Fellow Employee,

I am pleased to announce that NEON will be joining forces with RCN Corporation to create one of the industry’s leading providers of communication services. Our companies jointly announced today that RCN will be acquiring NEON Communications in its entirety, including all business assets and employees. You can find additional details of the transaction in today’s press release.

I am certain you want to know how this merger will affect you personally. It is extremely important to me that I keep all employees informed as quickly and thoroughly as possible throughout the integration process. At this time, it is too early to know what changes will take place. We do know that the merger will not close prior to October 15, 2007 and for the time being, all benefits and employee matters will be maintained as they are today. Going forward, we will strive to notify you of any changes with as much advance notice as possible, and we ask for your patience and understanding as we work on the specific details of the merger.

As always, I emphasize that it is highly important for you to stay focused on the exceptional work that you do, day in and day out. Your contributions to the organization are what make NEON a great company and a leader in the industry. Your continued hard work will allow us, as a combined company, to maintain this reputation and to continue to deliver the service our customers appreciate.

I think it is also important for you to know a little bit about RCN. RCN Corporation is one of the largest facilities-based competitive providers of bundled phone, cable and high speed Internet services delivered over its fiber-optic network. The company operates in some of the most densely populated markets in the U.S, including Boston, New York, Eastern Pennsylvania, Washington, D.C., Chicago, and Los Angeles. RCN trades on The Nasdaq National Market under the ticker symbol RCNI. RCN Business Solutions is a division of RCN Corporation dedicated to serving the communications needs of the business community.

Over the years, NEON and RCN’s business solutions division have had a strong working relationship. Through this experience, RCN has come to recognize that NEON’s core value lies in the skills and expertise of its team. This is one of the main reasons that RCN was interested in NEON.

The companies also have complementary networks and service sets. Combined, the company will have more than 14,000 route miles and more than 1,000 on-net buildings. Through this merger, we will gain access to the Chicago market and deeper capillarity in New York City and Washington DC. To date, NEON’s strength has been in the carrier marketplace while RCN business solutions division’s strength has been in serving large, enterprise customers. We expect that the combined entity will be able to leverage the combined strengths to grow the business at a rate faster than either entity could achieve on its own.

We have contacted our customers to inform them of this transaction and have asked that they direct questions regarding this matter to a member of their sales team. We ask that you do the same should you get inquiries from clients. If you happen to receive inquiries from other external parties, please do not try to answer their questions and refer the person to Ted Lodge, Gene Bauer, Eric Sandman or myself.

The transaction is expected to close by the end of 2007 and is subject to a number of closing conditions. During this interim period, we will be working closely with RCN to determine the plan to join the organizations.

We will be having an important information session at 10:00 a.m. today for all employees. At this session, we will provide a little more detail regarding this transaction, and we will try to answers your questions as best we can at this time. Please join us in the cafeteria or via phone via bridge #888-265-9117, code 6211869.

Thanks again for your continued dedication to NEON and to getting the job done exceptionally well.

Sincerely,

Kurt Van Wagenen
President & Chief Executive Officer

Forward Looking Statements. A number of the matters discussed in this message that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the new company, including expected synergies resulting from the merger of RCN and NEON, combined operating and financial data, future plans, and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the result of the review of the proposed merger by various regulatory agencies, and any conditions imposed on the new company in connection with consummation of the merger; approval of the merger by the stockholders of NEON and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in NEON’s reports filed with the SEC, including NEON’s annual report on Form 10-K for the year ended September 30, 2006, as such reports may have been amended. This message speaks only as of its date, and NEON disclaims any duty to update the information herein.

Additional Information and Where to Find It. NEON will file a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES THERETO. The definitive proxy statement will be mailed to stockholders of NEON. The definitive proxy statement and other documents filed by NEON with the SEC will be available free of charge at the SEC’s website (www.sec.gov), NEON’s website (www.neoninc.com) or from NEON directly by making a request to NEON Communications Group Inc., 2200 West Park Drive, Westborough, MA 01581, Attention: Investor Relations (telephone: 508-616-7800).

Participants In Solicitation. NEON and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning NEON’s participants is set forth in the proxy statement, dated January 29, 2007, for NEON’s 2006 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of NEON in the solicitation of proxies in respect of the merger will be included in the proxy statement to be filed with the SEC.